EXHIBIT 99.1

CAMDEN PROPERTY TRUST ANNOUNCES NEW APPOINTMENTS
TO THE BOARD OF TRUST MANAGERS

Houston, TEXAS (January 13, 2017) - Camden Property Trust (NYSE:CPT) today announced the appointment of Heather J. Brunner and Renu Khator to the Company's Board of Trust Managers, effective January 13, 2017. Ms. Brunner and Ms. Khator will each serve as an independent Trust Manager of the Company.

The Company's Guidelines on Governance provide, as a general matter, non-employee Trust Managers will not stand for election to a new term of service at any annual meeting following their 75th birthday. As a result of this practice, Lewis A. Levey and F. Gardner Parker are retiring from the Board effective as of the time of the 2017 annual meeting of shareholders scheduled to be held in May 2017, and the appointments of Ms. Brunner and Ms. Khator to the Board were made in anticipation of these retirements. Kelvin A. Westbrook was appointed as Lead Independent Trust Manager, effective as of January 1, 2017.

Ms. Brunner has been Chief Executive Officer and Chair of WP Engine, Inc., a private cloud content management services company, since October 2013 and focuses on business strategy, global growth and customer experience. She served as Chief Operating Officer of WP Engine from May 2013 to October 2013. She served as Chief Operating Officer of Bazaarvoice (NASDAQ:BV), a market leader in commerce solutions, from June 2009 to May 2013. Prior to this time, Ms. Brunner served as Chief Executive Officer of Nuvo, a wholly owned subsidiary of Trilogy, and Chief Operating Officer for B-Side (acquired by Slated), a privately funded entertainment technology company. She has held other executive management roles at leading technology companies, including Coremetrics (acquired by IBM), Trilogy, Concero, Oracle and Accenture.

Ms. Khator has been Chancellor of the University of Houston System and President of the University of Houston since January 2008. Prior to her appointment, she was provost and senior vice president at the University of South Florida. Ms. Khator is a past Chair of the Federal Reserve Bank of Dallas and currently serves on the board of a number of national, international, state and local associations, including the American Athletic Conference (formerly Big East), American Council on Education, and Greater Houston Partnership.

"We conducted an exhaustive search for people who would further strengthen our Board's breadth of talent and background, and we are delighted to have identified such outstanding individuals whom I'm confident are going to make important and positive impacts on our company," said Richard Campo, Camden's Chairman and CEO. "Lewis and Gardner have provided sound, thoughtful guidance during their long tenure on the Camden Board, and their pursuit of the interests of our shareholders is an inspiration to all of us. On behalf of the entire Board and management team, I would like to thank them for their service to the Company."

President Keith Oden commented, "Heather will bring deep experience in helping organizations adapt technology, as well as leadership and management experience, to the board. Renu will bring her experience in overseeing a four-university organization that serves nearly 70,000 students, has an annual budget that exceeds $1.7 billion, and produces a $6 billion-plus economic impact on the Greater Houston area. We are very excited at the prospect of Heather and Renu joining our team and look forward to working with them."

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Camden (the "Company") operates, management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Factors which may cause the Company's actual results or performance to differ materially from those contemplated by forward-looking statements are described under the heading "Risk Factors" in Camden's Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission. Forward-looking statements made in today's press release represent management's current opinions at the time of this publication, and the Company assumes no obligation to update or supplement these statements because of subsequent events.

About Camden

Camden Property Trust, an S&P 400 Company, is a real estate company engaged in the ownership, management, development, redevelopment, acquisition, and construction of multifamily apartment communities. Camden owns interests in and operates 151 properties containing 52,506 apartment homes across the United States. Upon completion of seven properties under development, the Company's portfolio will increase to 54,925 apartment homes in 158 properties. Camden was recently named by FORTUNE® Magazine for the ninth consecutive year as one of the "100 Best Companies to Work For" in America, ranking #9.

For additional information, please contact Camden's Investor Relations Department at (713) 354-2787 or access our website at camdenliving.com.